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Cheryl Kilborn
(248) 435-7907
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Carl Anderson
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Meritor Reports First-Quarter Fiscal Year 2016 Results

Improves Adjusted EBITDA Margin by 40 Basis Points Year-Over-Year
Generates Net Income from Continuing Operations of $28 Million

TROY, Mich. (Feb. 3, 2016) - Meritor, Inc. (NYSE: MTOR) today reported financial results for its first fiscal quarter ended Dec. 31, 2015.

First-Quarter Highlights

•	Sales were $809 million, down $70 million, or approximately 8 percent, from the same period last year.

•
Net income attributable to Meritor from continuing operations on a GAAP basis was $28 million, or $0.30 per diluted share, compared to $32 million, or $0.32 per diluted share, in the same period last year.

•
Adjusted income from continuing operations was $31 million, or adjusted diluted earnings per share of $0.33, compared to $36 million, or adjusted diluted earnings per share of $0.36, in the same period last year.

•	Adjusted EBITDA was $76 million, compared to $79 million in the same period last year. Adjusted EBITDA margin was 9.4 percent for the quarter, compared to 9.0 percent in the same period last year.

•	Free cash flow was negative $27 million in the first quarter of fiscal year 2016, compared to negative $21 million in the same period last year.

First-Quarter Results
For the first quarter of fiscal year 2016, Meritor posted sales of $809 million, down $70 million, or approximately 8 percent, from the same period last year. The decrease in sales was driven by the effect of foreign exchange translation in Europe and Brazil and weak economic conditions in South America.
Net income attributable to Meritor from continuing operations on a GAAP basis was $28 million, or $0.30 per diluted share, compared to $32 million, or $0.32 per diluted share, in the same period last year.
Adjusted income from continuing operations in the first quarter of fiscal year 2016 was $31 million, or adjusted diluted earnings per share of $0.33, compared to $36 million, or adjusted diluted earnings per share of $0.36, in the same period last year.
Adjusted EBITDA was $76 million, compared to $79 million in the first quarter of fiscal year 2015. Adjusted EBITDA margin for the first quarter of fiscal year 2016 was 9.4 percent, compared to 9.0 percent in the same period last year. Revenue declines which impacted Adjusted EBITDA margin were more than offset by lower material costs and a favorable insurance recovery related to legacy asbestos liabilities.
Cash flow from operating activities in the first quarter of fiscal year 2016 was negative $5 million, compared to negative $9 million in the same period last year. Free cash flow was negative $27 million, compared to negative $21 million in the same period last year, primarily due to increased working capital relative to the prior year.

First-Quarter Segment Results
Commercial Truck & Industrial sales for the first quarter of fiscal year 2016 were $633 million, down $70 million compared to the same period last year. The decrease in sales was driven by the effect of foreign exchange translation in Europe and Brazil and weak economic conditions in South America.
Segment EBITDA for the Commercial Truck & Industrial segment was $52 million for the quarter, down $4 million from the first quarter of fiscal year 2015. Segment EBITDA margin increased to 8.2 percent, up from 8.0 percent in the same period last year. The increase in segment EBITDA margin was driven primarily by lower material, labor and burden costs.

The Aftermarket & Trailer segment posted sales of $203 million, down $5 million from the same period a year ago. The decrease in sales for the aftermarket business was primarily due to currency translation that impacted the European aftermarket business.
Segment EBITDA for Aftermarket & Trailer was $20 million for the quarter, down $5 million from the first quarter of fiscal year 2015. Segment EBITDA margin declined 2.1 percentage points to 9.9 percent, compared to 12 percent in the same period last year. The decline was due to foreign currency impacts along with one-time costs associated with the launch of a new warehouse system.

Outlook for Fiscal Year 2016
The company is revising its guidance for fiscal year 2016 as follows:

•	Revenue to be approximately $3.4 billion as compared to the prior outlook in the range of $3.4 billion to $3.5 billion.

•	Adjusted EBITDA margin is unchanged from the prior expectation of 10.0 percent.

•	Adjusted diluted earnings per share from continuing operations to be in the range of $1.65 to $1.75 compared to the prior outlook of $1.70 to $1.80.

•	Free cash flow to be approximately $110 million as compared to $115 million in the prior outlook.

Meritor anticipates the following for the entire company:

•	Capital expenditures of approximately $90 million.

•	Interest expense in the range of $80 million to $90 million.

•	Cash interest in the range of $65 million to $75 million.

•	Effective income tax rate of approximately 15 percent.

“Despite the impact of lower production expectations in North America, we continue to execute well,” said Jay Craig, CEO and president. “Following another strong quarter, we remain committed - and on track - to achieving our M2016 metrics for margin enhancement, debt reduction and new business wins.”

First-Quarter Fiscal Year 2016 Conference Call
Meritor will host a conference call and webcast to discuss the company's first-quarter results for fiscal year 2016 on Wednesday, Feb. 3, at 11 a.m. ET.

 To participate, call (617) 399-5122 at least 10 minutes prior to the start of the call. Please reference passcode 72757950 when registering. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the investors page on meritor.com.

A replay of the call will be available starting at 2 p.m. ET on Feb. 3, until 11:59 p.m. Feb. 10, by calling (888) 286-8010 (within the United States) or (617) 801-6888 for international calls. Please refer to replay passcode 98713898. To access the listen-only audio webcast, visit Meritor.com and select the webcast link from the home page or the investors page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,400 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 18 countries. Meritor’s common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reliance on major original equipment manufacturer (“OEM”) customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, in the event one or more countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); rising costs of pension and other postemployment benefits; the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; possible changes in accounting rules; and other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. See also the following portions of our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, as amended: Item 1.Business, “Customers; Sales and Marketing”; “Competition”; “Raw Materials and Supplies”; “Employees”; “Environmental Matters”; “International Operations”; and “Seasonality; Cyclicality”; Item 1A.Risk Factors; Item 3.Legal Proceedings; and Item 7.Management’s Discussion and Analysis of Financial Condition and Results of Operations. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) we have provided information regarding non-GAAP financial measures. These non-GAAP financial measures include Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations, Adjusted EBITDA, Adjusted EBITDA margin, and Free cash flow.
Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges, non-cash tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards, and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by consolidated sales from continuing operations. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA, Adjusted EBITDA margin and Adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance as they are commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. Management believes that Free cash flow is useful in analyzing our ability to service and repay debt and return value directly to shareholders.
    Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses.
These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies. Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Segment EBITDA and EBITDA Margins
Segment EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense and asset impairment charges. We use Segment EBITDA as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments. Segment EBITDA margin is defined as Segment EBITDA divided by consolidated sales from continuing operations.

MERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended December 31,
	2015	2014
Sales	$809	$879
Cost of sales	(705)	(764)
GROSS MARGIN	104	115
Selling, general and administrative	(56)	(65)
Restructuring costs	(1)	(3)
Other operating income, net	—	1
OPERATING INCOME	47	48
Other income, net	1	2
Equity in earnings of other affiliates	10	9
Interest expense, net	(22)	(19)
INCOME BEFORE INCOME TAXES	36	40
Provision for income taxes	(7)	(7)
INCOME FROM CONTINUING OPERATIONS	29	33
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(2)	(3)
NET INCOME	27	30
Less: Net income attributable to noncontrolling interests	(1)	(1)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$26	$29

NET INCOME ATTRIBUTABLE TO MERITOR, INC.
Net income from continuing operations	$28	$32
Loss from discontinued operations	(2)	(3)
Net income	$26	$29

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.30	$0.32
Discontinued operations	(0.02)	(0.03)
Diluted earnings per share	$0.28	$0.29

Diluted average common shares outstanding	94.3	101.2

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	December 31, 2015	September 30, 2015
ASSETS:
Cash and cash equivalents	$128	$193
Receivables, trade and other, net	357	461
Inventories	367	338
Other current assets	54	50
TOTAL CURRENT ASSETS	906	1,042
Net property	414	419
Goodwill	399	402
Other assets	331	332
TOTAL ASSETS	$2,050	$2,195

LIABILITIES AND EQUITY (DEFICIT):
Short-term debt	$74	$15
Accounts and notes payable	470	574
Other current liabilities	244	279
TOTAL CURRENT LIABILITIES	788	868
Long-term debt	981	1,036
Retirement benefits	619	632
Other liabilities	315	305
Total deficit attributable to Meritor, Inc.	(679)	(671)
Noncontrolling interests	26	25
TOTAL DEFICIT	(653)	(646)
TOTAL LIABILITIES AND DEFICIT	$2,050	$2,195

MERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
AND ADJUSTED EBITDA-RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,
	2015	2014
Sales:
Commercial Truck & Industrial	$633	$703
Aftermarket & Trailer	203	208
Intersegment Sales	(27)	(32)
Total sales	$809	$879
Segment EBITDA:
Commercial Truck & Industrial	$52	$56
Aftermarket & Trailer	20	25
Segment EBITDA	72	81
Unallocated legacy and corporate costs, net	4	(2)
Adjusted EBITDA	76	79
Interest expense, net	(22)	(19)
Provision for income taxes	(7)	(7)
Depreciation and amortization	(15)	(15)
Noncontrolling interests	(1)	(1)
Loss on sale of receivables	(2)	(2)
Restructuring costs	(1)	(3)
Income from Continuing Operations, net of tax, attributable to Meritor, Inc.	28	32
Loss from Discontinued Operations, net of tax, attributable to Meritor, Inc.	(2)	(3)
Net income attributable to Meritor, Inc.	$26	$29

Adjusted EBITDA Margin (1)	9.4%	9.0%
(1) Adjusted EBITDA margin equals Adjusted EBITDA divided by consolidated sales from continuing operations.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended December 31,
	2015	2014
OPERATING ACTIVITIES
Income from continuing operations	$29	$33
Adjustments to income from continuing operations:
Depreciation and amortization	15	15
Restructuring costs	1	3
Equity in earnings of affiliates	(10)	(9)
Pension and retiree medical expense	5	7
Other adjustments to income from continuing operations	—	2
Dividends received from equity method investments	8	5
Pension and retiree medical contributions	(13)	(14)
Restructuring payments	(2)	(1)
Changes in off-balance sheet accounts receivable factoring	48	53
Changes in assets and liabilities	(88)	(100)
Operating cash flows used for continuing operations	(7)	(6)
Operating cash flows provided by (used for) discontinued operations	2	(3)
CASH USED FOR OPERATING ACTIVITIES	(5)	(9)
INVESTING ACTIVITIES
Capital expenditures	(22)	(12)
Other investing activities	1	—
Net investing cash flows provided by discontinued operations	3	—
CASH USED FOR INVESTING ACTIVITIES	(18)	(12)
FINANCING ACTIVITIES
Repurchase of common stock	(43)	—
Other financing activities	1	(4)
CASH USED FOR FINANCING ACTIVITIES	(42)	(4)
EFFECT OF CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	—	(8)
CHANGE IN CASH AND CASH EQUIVALENTS	(65)	(33)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	193	247
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$128	$214

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,
	2015	2014 (1)
Income from continuing operations attributable to Meritor, Inc.	$28	$32
Adjustments (net of tax):
Restructuring costs	1	3
Non-cash tax expense	2	1
Adjusted income from continuing operations attributable to Meritor, Inc., net of tax	$31	$36

Diluted earnings per share from continuing operations	$0.30	$0.32
Impact of adjustments on diluted earnings per share	0.03	0.04
Adjusted diluted earnings per share from continuing operations	$0.33	$0.36

Diluted average common shares outstanding	94.3	101.2
(1) The three months ended December 31, 2014 have been recast to reflect non-cash tax expense.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Three Months Ended December 31,
	2015	2014
Cash flows used for operating activities	$(5)	$(9)
Capital expenditures	(22)	(12)
Free cash flow	$(27)	$(21)

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